Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-227186) of PetIQ Inc.,
2)	Registration Statement (Form S-8 No. 333-219455) pertaining to the PetIQ, Inc. 2017 Omnibus Incentive Plan,
3)	Registration Statement (Form S-8 No. 333-231795) pertaining to the PetIQ, Inc. Amended and Restated 2017 Omnibus Incentive Plan, and
4)	Registration Statement (Form S-8 No. 333-223635) pertaining to the PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees;

of our report dated July 2, 2019, with respect to the combined financial statements of the Animal Health business of Perrigo Company plc, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
September 19, 2019